Filed Pursuant to Rule 424(b)(3)
File No. 333-141095

ICAGEN, INC.

Prospectus Supplement No. 2 dated April 17, 2009, to the Prospectus dated May 1, 2007, as supplemented by Prospectus Supplement No. 1 dated June 2, 2008

The information in this prospectus supplement concerning the selling stockholders amends certain information in the prospectus set forth under the caption “Selling Stockholders”.

The sole purpose of this prospectus supplement is to modify the “Selling Stockholders” section to reflect (i) the transfer of a warrant to purchase shares of our common stock by each of Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma Partners, LLC and ICAgen Chase Partners (Alto Bio), LLC, each of which is listed as a selling stockholder in the prospectus, to OTA LLC, (ii) the addition of OTA LLC as a selling stockholder, (iii) the reallocation of shares of our common stock and a warrant to purchase shares of our common stock by NFS/FMTC Rollover IRA FBO Andrew Arno, which is listed as a selling stockholder in the prospectus, to UBS-FINSVC CDN FBO Andrew Arno Roll IRA, (iv) the reallocation of a warrant to purchase shares of our common stock by NFS/FMTC IRA FBO Robert Matluck, which is listed as a selling stockholder in the prospectus, to UBS-FINSVC CDN FBO Robert Matluck IRA, (v) the addition of UBS-FINSVC CDN FBO Andrew Arno Roll IRA and UBS-FINSVC CDN RBO Robert Matluck IRA as selling stockholders to replace NFS/FMTC Rollover IRA FBO Andrew Arno and NFS/FMTC IRA FBO Robert Matluck, respectively, and (vi) the transfer of a warrant to purchase shares of our common stock by WS Opportunity Fund International, Ltd., which is listed as a selling stockholder in the prospectus, to one of its affiliates, WS Opportunity Fund (QP), L.P., which is also listed as a selling stockholder in the prospectus.

This prospectus supplement should be read in conjunction with the prospectus, as previously supplemented, which we refer to as the prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Stockholders” section of the prospectus is not otherwise affected by this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the table below supersedes in its entirety the information with respect to entities affiliated with Alta Partners, NFS/FMTC Rollover IRA FBO Andrew Arno, NFS/FMTC IRA FBO Robert Matluck, WS Opportunity Fund International, Ltd. and WS Opportunity Fund (QP), L.P., in the table appearing under the heading “Selling Stockholders” in the prospectus, including the information on beneficial ownership set forth in footnote (6), (9), (10), (35) and (37) to such table. We are not updating any information with respect to any other selling stockholder set forth in the prospectus.

Name of Selling Stockholder (1)	Shares of Common Stock Beneficially Owned Prior To Offering**			Number of Shares of Common Stock Being Offered	Shares of Common Stock To Be Beneficially Owned After Offering (2)**
	Number		Percentage		Number	Percentage
Entities affiliated with Alta Partners	2,837,369	(6)	6.0%	702,368	2,135,001	4.5%
UBS-FINSVC CDN FBO Andrew Arno Roll IRA	23,704	(9)	*	23,704	—	—
UBS-FINSVC CDN FBO Robert Matluck IRA(3)	23,704	(10)	*	23,704	—	—
WS Opportunity Fund International, Ltd.	627,216	(35)	1.3%	627,216	—	—
WS Opportunity Fund (QP), L.P.	730,888	(37)	1.5%	730,888	—	—
OTA LLC (39)	245,827	(40)	*	245,827	—	—

*	Less than one percent
**	The percentages are based on 46,995,276 shares of common stock outstanding as of March 31, 2009.

(6)	Consists of 1,763,669 shares of common stock owned by Alta BioPharma Partners, L.P.; 1,007,225 shares of common stock owned by ICAgen Chase Partners (Alta Bio), LLC; and 66,475 shares of common stock owned by Alta Embarcadero BioPharma Partners, LLC. Alta Partners provides investment advisory services to various venture capital funds, including Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney and Alix Marduel, collectively known as the principals, are managing directors of Alta BioPharma Management, LLC, the general partner of Alta BioPharma Partners, L.P., and managing members of Alta/Chase BioPharma Management, LLC, the managing member of ICAgen Chase Partners (Alta Bio), LLC. Jean Deleage and Garrett Gruener are members of Alta Embarcadero BioPharma Partners, LLC. The general partner, managing member and members of Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio) LLC and Alta Embarcadero BioPharma Partners, LLC, respectively, exercise sole voting and investment power with respect to the shares owned by such funds. The principals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

(9)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Andrew Arno has the power to vote and direct the disposition of the securities.

(10)	Includes 6,145 shares of common stock issuable upon the exercise of warrants. Robert Matluck has the power to vote and direct the disposition of the securities.

(35)	WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C; and each has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker and G. Stacy Smith on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(37)	Includes 352,100 shares of common stock issuable upon the exercise of warrants. WSV Management, L.L.C. is the general partner of WS Ventures Management, L.P., which is the general partner of WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P. and the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital, L.L.C. and WSV Management, L.L.C., and Patrick P. Walker is a principal of WSV Management, L.L.C; and each has the power to vote and direct the disposition of the securities. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time, but each of the above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(39)	The selling stockholder is a broker-dealer. The selling stockholder has informed us that it purchased the shares offered by this prospectus in the ordinary course of its business and, at the time of such purchase, had no arrangement or understanding with any other persons regarding the distribution of the shares.

(40)	Consists of 245,827 shares of common stock issuable upon the exercise of warrants. Ira M. Leventhal, a senior managing director of the selling stockholder, has the power to vote and direct the disposition of the securities.